Exhibit 99

From: Rick James (media)
           414-221-4444

          Colleen F. Henderson, CFA (analysts)
          414-221-2592
          colleen.henderson@wisconsinenergy.com

          Oct. 29, 2009

Wisconsin Energy posts third quarter and nine-month results

MILWAUKEE - Wisconsin Energy (NYSE:WEC) today reported net income from continuing operations of $59 million or 50 cents a share for the third quarter of 2009. This compares with net income from continuing operations of $77 million or 64 cents a share in the third quarter last year.

For the first nine months of 2009, net income from continuing operations reached $264 million or $2.24 a share. On a comparable basis, earnings for the first nine months of last year were $258 million or $2.18 a share.

Total sales of electricity declined by nearly 14.2 percent in this year's third quarter - driven in part by unusually cool summer weather and minimal demand for air conditioning.

Residential use of electricity fell by 10.2 percent in this year's third quarter. For the first nine months of 2009, usage by residential customers has fallen 4.8 percent.

Consumption of electricity by small commercial and industrial customers dropped by 6.9 percent and 4.9 percent, respectively, in the third quarter and first nine months of 2009.

Electricity use by large commercial and industrial customers was down by 13.6 percent in the third quarter and 17.7 percent compared to the first nine months of last year.

Third quarter 2009 revenues from continuing operations were $822 million. In the corresponding period last year, revenues from continuing operations were $852 million.

"Our third quarter performance reflects the impact of one of the coolest summers on record, the effects of a deep recession on our manufacturing customers, and the timing of fuel recoveries," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer. "Despite these factors, we posted solid financial results in the first nine months of this year through effective cost reductions and productivity gains. Our focus remains on delivering world-class reliability for our customers at prices that are below the national average.

"The company's earnings guidance for this year remains in the range of $3.05 to $3.15 a share," Klappa added.

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call
A conference call is scheduled for 1 p.m. Central time on Thursday, Oct. 29, 2009. The presentation will review 2009 third quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 888-312-3051 up to 15 minutes before the call begins. International callers may dial 719-325-2220. The confirmation code is 1584701. Access also may be gained through the company's Web site (www.wisconsinenergy.com). Click on the icon for the "Third Quarter 2009 Earnings Release & Conference Call" and select "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its third quarter performance. The materials will be available at 6 a.m. Central time on Oct. 29, 2009. An archive of the presentation will be available on the Web site after the call. A replay of the audio portion of the presentation will be available approximately two hours following the conclusion of the presentation and accessible through Nov. 11, 2009. Domestic callers should dial 888-203-1112. International callers should dial 719-457-0820. The replay confirmation code is 1584701.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy Corporation (www.wisconsinenergy.com), a component of the S&P 500, has more than $12 billion of assets, approximately 5,000 employees and 48,000 stockholders of record.

Forward-Looking Statements

Certain statements contained in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, including those related to management's expectations and projections regarding earnings, are based upon management's current expectations and are subject to risks and uncertainties that could cause Wisconsin Energy's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those set forth in forward-looking statements. Factors that could cause Wisconsin Energy's actual results to differ materially from those contemplated in any forward-looking statements or otherwise affect our future results of operations and financial condition include, among others, the following: (i) factors affecting utility operations such as unusual weather conditions, catastrophic weather-related or terrorism-related damage, availability of electric generating facilities, unscheduled generation outages or unplanned maintenance or repairs, unanticipated events causing scheduled generation outages to last longer than expected, unanticipated changes in fossil fuel, purchased power, coal supply, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments, nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts, environmental incidents, electric transmission or gas pipeline system constraints, unanticipated organizational structure or key personnel changes, collective bargaining agreements with union employees or work stoppages or inflation rates; (ii) factors affecting the economic climate in the company's service territories such as customer growth, customer business conditions, including demand for their products and services and changes in market demand and demographic patterns; (iii) timing, resolution and impact of pending and future rate cases and negotiations, including recovery for new investments as part of the company's Power the Future strategy, environmental compliance, transmission service, fuel costs and costs associated with the implementation of the Midwest Independent Transmission System Operator's energy and operating reserves markets; (iv) regulatory factors such as changes in rate-setting policies or procedures, changes in regulatory accounting policies and practices, industry restructuring initiatives, transmission or distribution system operation and/or administration initiatives, required changes in facilities or operations to reduce the risks or impacts of potential terrorist activities, required approvals for new construction, and the siting approval process for new generation and transmission facilities and new pipeline construction; (v) increased competition in the company's electric and gas markets and continued industry consolidation; (vi) factors which impede or delay execution of the company's Power the Future strategy, including the adverse interpretation or enforcement of permit conditions by the permitting agencies, construction delays, and obtaining the investment capital from outside sources necessary to implement the strategy; (vii) factors which may affect successful implementation of the settlement agreement with the two parties who were challenging the water intake permit for the Oak Creek expansion, including regulatory approval of projects and costs contained in the agreement; (viii) the impact of recent and future federal, state and local legislative and regulatory changes, including electric and gas industry restructuring initiatives, changes to the Federal Power Act and related regulations under the Energy Policy Act and enforcement thereof by regulatory agencies, changes in allocation of energy assistance, including state public benefits funds, changes in environmental, tax and other laws and regulations to which we are subject and changes in the application of existing laws and regulations; (ix) restrictions imposed by various financing arrangements and regulatory requirements on the ability of the company's subsidiaries to transfer funds to it in the form of cash dividends, loans or advances; (x) the cost and other effects of legal and administrative proceedings, settlements, investigations, claims and changes in those matters; (xi) impacts of the significant contraction in the global credit markets affecting the availability and cost of capital; (xii) other factors affecting our ability to access the capital markets, including general capital market conditions, our capitalization structure, market perceptions of the utility industry, the company or any of its subsidiaries, and the company's credit ratings; (xiii) the investment performance of the company's pension and other post-retirement benefit plans; (xiv) the effect of accounting pronouncements issued periodically by standard setting bodies; (xv) unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets; (xvi) changes in the creditworthiness of the counterparties with whom the company and its subsidiaries have contractual arrangements, including participants in the energy trading markets and fuel suppliers and transporters; (xvii) the cyclical nature of property values that could affect our real estate investments; (xviii) changes to the legislative or regulatory restrictions or caps on non-utility acquisitions, investments or projects, including the State of Wisconsin's public utility holding company law; and (xix) other business or investment considerations that may be disclosed from time to time in the company's SEC filings or in other publicly disseminated written documents, including the risk factors set forth in its Annual Report on Form 10-K for the year ended Dec. 31, 2008. Wisconsin Energy expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables Follow

 WISCONSIN ENERGY CORPORATION
WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30

	2009	2008	2009	2008

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$821.9	$851.5	$3,060.6	$3,228.0

Operating Expenses
Fuel and purchased power	292.6	344.1	812.6	980.4
Cost of gas sold	63.2	95.7	667.9	841.4
Other operation and maintenance	303.8	320.0	946.5	1,022.7
Depreciation, decommissioning
and amortization	87.3	84.0	259.4	242.1
Property and revenue taxes	28.0	26.7	84.3	81.0

Total Operating Expenses	774.9	870.5	2,770.7	3,167.6

Amortization of Gain	57.9	157.4	177.2	403.4

Operating Income	104.9	138.4	467.1	463.8

Equity in Earnings of Transmission Affiliate	14.9	14.4	43.6	38.0
Other Income, net	10.4	7.1	24.0	25.6
Interest Expense, net	38.4	38.8	119.0	113.4

Income from Continuing
Operations Before Income Taxes	91.8	121.1	415.7	414.0

Income Taxes	33.1	44.5	152.1	156.2

Income from Continuing Operations	58.7	76.6	263.6	257.8

Income (Loss) from Discontinued
Operations, Net of Tax	(0.2)	0.9	0.1	0.9

Net Income	$58.5	$77.5	$263.7	$258.7

Earnings Per Share (Basic)
Continuing operations	$0.50	$0.65	$2.26	$2.20
Discontinued operations	-	0.01	-	0.01

Total Earnings Per Share (Basic)	$0.50	$0.66	$2.26	$2.21

Earnings Per Share (Diluted)
Continuing operations	$0.50	$0.64	$2.24	$2.18
Discontinued operations	-	0.01	-	0.01

Total Earnings Per Share (Diluted)	$0.50	$0.65	$2.24	$2.19

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	116.9	116.9	116.9
Diluted	118.0	118.2	117.9	118.2

Dividends Per Share of Common Stock	$0.3375	$0.27	$1.0125	$0.81

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	September 30, 2009	December 31, 2008

	(Millions of Dollars)
Assets

Net Property, Plant and Equipment	$8,903.7	$8,502.6

Investments
Restricted cash	56.5	172.4
Equity investment in transmission affiliate	303.3	276.3
Other	37.7	41.6

Total Investments	397.5	490.3

Current Assets
Cash and cash equivalents	10.7	32.5
Restricted cash	180.5	214.1
Accounts receivable	309.5	369.5
Accrued revenues	147.8	341.2
Materials, supplies and inventories	388.9	344.7
Regulatory assets	69.6	82.5
Prepayments and other	221.6	323.0

Total Current Assets	1,328.6	1,707.5

Deferred Charges and Other Assets
Regulatory assets	1,186.3	1,261.1
Goodwill	441.9	441.9
Other	162.7	214.4

Total Deferred Charges and Other Assets	1,790.9	1,917.4

Total Assets	$12,420.7	$12,617.8

Capitalization and Liabilities

Capitalization
Common equity	$3,486.9	$3,336.9
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,631.2	4,074.7

Total Capitalization	7,148.5	7,442.0

Current Liabilities
Long-term debt due currently	312.5	61.8
Short-term debt	938.0	602.3
Accounts payable	263.8	441.0
Regulatory liabilities	234.4	310.8
Other	261.2	319.2

Total Current Liabilities	2,009.9	1,735.1

Deferred Credits and Other Liabilities
Regulatory liabilities	949.2	1,084.4
Deferred income taxes - long-term	950.0	814.0
Deferred revenue, net	687.9	545.4
Pension and other benefit obligations	316.9	635.0
Other	358.3	361.9

Total Deferred Credits and Other Liabilities	3,262.3	3,440.7

Total Capitalization and Liabilities	$12,420.7	$12,617.8

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,

	2009	2008

	(Millions of Dollars)
Operating Activities
Net income	$263.7	$258.7
Reconciliation to cash
Depreciation, decommissioning and amortization	264.3	249.9
Contribution to benefit plans	(289.3)	(48.4)
Working capital and other	197.8	182.8

Cash Provided by Operating Activities	436.5	643.0

Investing Activities
Capital expenditures	(555.8)	(888.9)
Change in restricted cash	149.5	280.7
Unrestricted proceeds from asset sales	15.7	13.8
Other investing activities	(88.0)	(87.3)

Cash Used in Investing Activities	(478.6)	(681.7)

Financing Activities
Common stock issued (repurchased), net	(8.5)	(9.9)
Dividends paid on common stock	(118.4)	(94.7)
Change in debt, net	145.2	140.3
Other financing activities, net	2.0	(1.1)

Cash Provided by Financing Activities	20.3	34.6

Change in Cash	(21.8)	(4.1)

Cash at Beginning of Period	32.5	27.4

Cash at End of Period	$10.7	$23.3